Exhibit 23.1

KPMG LLP

4200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 30, 2023, with respect to the consolidated financial statements of FOXO Technologies Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota

August 25, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.